Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 9, 2010, except for the last paragraph of Note 1, as to which the date is November 2, 2010 in Amendment No. 3 to the Registration Statement (Form S-1) and related Prospectus of Anacor Pharmaceuticals, Inc. for the registration of shares of its common stock.

ERNST & YOUNG LLP

Palo Alto, California
November 2, 2010

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in the last paragraph of Note 1 to the financial statements.

/s/ ERNST & YOUNG LLP

Palo Alto, California
November 2, 2010